SECURED PROMISSORY NOTE
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          $12,900,000.                                        July 24, 1998



                    FOR VALUE RECEIVED, USIS ACQUISITION, LLC, a Delaware limited liability company ("Maker"), with a place of business at
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          8111 Preston Road, Ste. 715, Dallas, TX 75225, hereby promises to pay to the order of AMERICAN ECO CORPORATION, an Ontario corporation ("Holder"), at 11011 Jones Road, Houston, Texas
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          77070, or such other place as Holder may designate in writing
          (the "Payment Location"), the principal sum of TWELVE MILLION
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          NINE HUNDRED THOUSAND DOLLARS ($12,900,000) on January 29, 1999
          (the "Maturity Date").  The outstanding principal amount of this
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          Note shall bear interest at a rate of ten (10%) percent per annum, payable on the Maturity Date, except upon a prepayment as provided for in Section 2 herein.

                    This Note is issued in payment of a portion of the purchase price for the purchase by Maker from American Eco Corporation of certain promissory notes of U S Industrial Services, Inc., a Delaware corporation ("US Industrial"), pursuant to a Letter Agreement, dated July 24, 1998, between Holder and Maker (the "Letter Agreement").

                    1.   Security.  To secure the obligations of Maker
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          under this Note, Maker is granting to Holder a security interest in certain shares of Common Stock of US Industrial owned by Maker, pursuant to a Stock Pledge Agreement, dated the date hereof (the "Pledge Agreement").

                    2.   Prepayment.  Maker may, at its option, upon five
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          (5) days' prior written notice to Holder, prepay this Note in whole at any time or in part from time to time, without penalty or premium, with any such payment being applied first against any accrued but unpaid interest and then against the outstanding principal amount of this Note.

                    3.   Covenants.  Maker agrees that until such time as
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          this Note has been paid in full, Make shall comply with the following covenants:

                         3.1  Corporate Existence.  Maker shall do or cause
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          to be done all things necessary to preserve and keep in full force and effect its existence as a limited liability company; provided however, that Maker may, without the prior written consent of Holder, merge with, consolidate with, sell substantially all of its assets to or combine with any other company, provided that the net worth of the surviving entity is at least equal to the net worth of Maker immediately prior to such event, and provided further that the surviving entity is a corporation or a limited liability company organized under the laws of a state of the United States of America, and such surviving entity assumes in writing Maker's obligation under this Note, which assumption must be acceptable to Holder.

                         3.2  Obligations.  Maker shall pay and discharge
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          promptly, or cause to be paid and discharged promptly, when due and payable, all taxes, assessments and governmental charges imposed upon it, as well as all claims of any kind which are material to Maker and which, if unpaid, might by law become a lien or charge upon its assets.

                         3.3  Financial Reports.  Within 30 days after the
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          close of each fiscal quarter of Maker commencing with the fiscal quarter ended June 30, 1998, Maker shall deliver to Holder an unaudited balance sheet of Maker as of the end of such period and related statements of cash flow and operations, together with notes thereto prepared in accordance with generally accepted accounting principles consistently applied, subject to normal year-end adjustments.

                         3.4  Accounting System.  Maker shall maintain a
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          system of accounting, and keep such books, records and accounts, as may be required or necessary to permit the preparation of true and complete financial statements in accordance with generally accepted accounting principles.

                         3.5  Access.  Maker shall permit representatives
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          of Holder from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect any properties of Maker, to inspect and make copies from the books and records of Maker, and to discuss with the principal officers or managers of Maker, and its accountants, the business, assets, liabilities, results of operations and business prospects of Maker.

                         3.6  Other Agreements.  Maker shall not enter into
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          any agreement, indenture or other instrument which contains any provision restricting the payment of principal or interest on this Note when due, to the full extent required by and in accordance with the provisions of this Note.

                         3.7  No Dividends or Distributions.  Maker shall
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          not declare or pay any dividend or distribution to its members or stockholders nor shall Maker repurchase, retire or redeem any interest in its capital or capital stock. Maker shall not make loans to or enter into any transaction with its members or stockholders, or their affiliates, or pay salaries or other compensation to any such person except in amounts which would be paid to an unrelated third party for similar services.

                    4.   Default.
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                         4.1  Events of Default.  Unless specifically
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          waived in writing by Holder, the existence of any of the
          following conditions or the occurrence of any of the following events, if not cured or waived after notice as provided for in this Section 4.1, shall entitle Holder to declare this Note in default, and Maker shall be in default with respect to the unpaid balance of the principal amount and any accrued interest thereon if:

                         (a) the principal amount and all accrued and unpaid interest is not paid in full on the Maturity Date or upon prepayment in immediately available funds;

                         (b) Maker breaches any term of or representation contained in this Note, the Letter Agreement or the Pledge Agreement, or Maker fails to observe or perform any covenant contained in this Note, which breach shall continue uncured for more than 15 days after notice thereof is given by Holder;

                         (c) at any time after the date hereof a case or proceeding shall have been commenced against Maker in a court having competent jurisdiction seeking a decree or order in respect of Maker (i) under Title 11 of the United States Code, as now constituted or hereafter amended (the "Bankruptcy Code"), or any other
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                    applicable Federal, state or foreign bankruptcy or
                    other similar law or (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any of Maker's assets, and such case or proceeding shall not be discharged or dismissed within 30 days of commencement thereof;

                         (d) at any time after the date hereof, Maker shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable Federal, state or foreign bankruptcy or other similar law and (ii) consent to the institution of proceedings thereunder or to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Maker's assets;

                         (e) the acceleration of the maturity of any other indebtedness of Maker by reason of a default thereunder; or

                         (f) the entry of a judgment or order against Maker or any of its properties which has not been bonded or execution stayed within 30 days of entry thereof.

          (each of (a) through (f) above being referred to hereinafter as an "Event of Default").
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                         4.2  Acceleration.  Upon the occurrence of any
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          Event of Default, the outstanding principal amount shall become immediately due and payable, and Maker shall pay promptly at the Payment Location (x) the Principal Amount in immediately available funds and (y) accrued and unpaid interest on the Principal Amount, which interest shall accrue daily at a rate of ten percent (10%) per annum, in like money and funds until the Principal Amount is paid in full.

                         4.3  Remedies.   Upon the occurrence of any Event
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          of Default which shall be continuing, Holder may proceed to protect and enforce its rights by suit in equity or by action at law, whether for specific performance of any covenant or provision contained in this Note or in the Pledge Agreement, or proceed to enforce payment of this Note or to enforce any other legal or equitable right of Holder.

                         4.4  Collection Costs.  Maker shall bear all
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          collection costs (including reasonable attorneys' fees and disbursements) as may be incurred by Holder in enforcement of its rights hereunder.

                    5.   Waivers, Etc.
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                         5.1  By Maker.  Maker hereby waives, to the
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          fullest extent permitted by law, presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or other indulgence.

                         5.2  Trial by Jury.  MAKER FURTHER WAIVES TRIAL BY
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          JURY IN ANY ACTION AND/OR PROCEEDING ARISING ON, OUT OF OR BY
          REASON OF THIS NOTE, AND WAIVES ALL RIGHTS OF SETOFF AND RIGHTS TO INTERPOSE COUNTERCLAIMS OR CROSS-CLAIMS IN CONNECTION THEREWITH.

                         5.3  No Implied Waiver.  Holder shall not, by any
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          act, delay or omission or otherwise, be deemed to have waived any of its rights or remedies in this Note unless such waiver be in writing and signed by Holder. A waiver on any occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

                         5.4  Jurisdiction.  Maker hereby irrevocably
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          consents that any legal action or proceeding against it arising out of or in any way connected with this Note may be instituted in any state court or United States Federal court located in Harris County, State of Texas, and Maker hereby submits to the jurisdiction of such courts. Maker further irrevocably consents to the service of process in any such action or proceeding by the mailing of copies of such service by registered or certified mail, postage prepaid, return receipt requested, to the Maker. The foregoing, however, should not limit the right of Holder to serve process in any other manner permitted by law or to commence any legal action or proceeding or to obtain execution of judgment in any appropriate jurisdiction.

                    6.   Miscellaneous.
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                         6.1  Amendment.  This Note may not be waived,
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          changed, modified or discharged except by an agreement in writing signed by Maker and Holder. thereof.

                         6.2  Binding.  This Note and every obligation,
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          covenant and agreement herein contained or referenced shall be binding upon Maker, its successors and assigns and inure to the benefit of Holder and its successors and assigns.

                         6.3  Entire Agreement.  This Note sets forth the
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          entire agreement between Maker and Holder with respect to the subject matter contained herein. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of all other terms and provisions hereof shall in no way be affected thereby.

                         6.4  Captions.  The Section headings have been
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          inserted for convenience only and shall be deemed to limit or otherwise affect the construction of any provisions herein.

                         6.5  Governing Law.  This Note shall be governed
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          by, and construed in accordance with, the law of the State of
          Texas, without regard to choice of law principles.


                    IN WITNESS WHEREOF, Maker has executed this Note on the day and year first above written.


                                             USIS ACQUISITION, LLC


                                             By:
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